Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated August 15, 2025, relating to the consolidated balance sheets of Reitar Logtech Group Limited (the “Company”) and its subsidiaries (the “Group”) as of March 31, 2025, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended March 31, 2025 included in its annual report on Form 20-F for the year ended March 31, 2025.

/s/ Enrome LLP

Enrome LLP

Singapore

August 15, 2025

PCAOB ID: 6907

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